                                                                     EXHIBIT 4.2

                              ANALOG DEVICES, INC.
                           DEFERRED COMPENSATION PLAN

                                 Amendment No. 1
                                 ---------------

                                December 3, 1996

     1. Section 2.9 is hereby amended to read as follows: "Compensation means the Base Salary, Bonus, Director's fees and meeting fees, income recognized upon exercise of stock options and income recognized upon vesting of restricted stock payable with respect to an Eligible Employee for each plan year."

     2. Section 2.19 is hereby amended by adding the following sentence at the end thereof: "The term `Eligible Employee' shall include any director of the Company."

     3. Section 5.6 of the Company's Deferred Compensation Plan is hereby amended to read in its entirety as follows:

               "5.6    The Plan may accept the transfer of amounts or assets
          deferred by a Participant under any other deferral arrangement provided by the Company, including without limitation, any shares of Company Common Stock which but for such deferral, would (i) be issued to the Participant upon exercise of stock options granted by the Company or (ii) be vested and nonforfeitable in the case of restricted stock issued to the Participant. In the case of amounts deferred in the form of units of Company Common Stock pursuant to a stock option exercise, where shares of Company Common Stock have been issued to a trust established by the Company to provide a source of funds to assist it in meeting its obligations under the Plan, a change in the investment measurement medium from units of Company Common Stock to another form of investment measurement medium shall not be effective until such stock has been disposed of by such trust. Notwithstanding the preceding provisions of this Article V, any amounts deferred in the form of units of Company Common Stock shall be accounted for on a share by share basis until a change in the investment measurement medium is made pursuant to Section 5.5 above."



     4.   The Table on Exhibit B is hereby amended to read in its entirety as follows:


                               MAXIMUM PERCENTAGE
TYPE OF COMPENSATION           THAT CAN BE DEFERRED       OTHER LIMITATIONS

Base Salary.........................   100%
Bonus...............................   100%
Director's fees and meeting fees....   100%
Shares otherwise
issuable upon
stock option exercise...............   100%
Restricted shares that would
 otherwise vest and be
 nonforfeitable.....................   100%

     5.   The following line is added to the Table on Exhibit C:

          "Analog Devices, Inc. Common Stock             December 1, 1996."